EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PAINCARE HOLDINGS BUYS BONE AND JOINT SURGICAL

CLINIC OF HOUMA, LOUISIANA

Serving Southeastern Louisiana, Orthopedic Practice Expected To Contribute

$2.2 Million In Annual Revenue And $1.3 Million In EBITDA To PainCare In 2004

ORLANDO, FL—(PR Newswire)—January 6, 2004—PainCare Holdings, Inc. (AMEX:PRZ) today announced that it has closed effective December 31, 2003 on the acquisition of Bone and Joint Surgical Clinic, (B&J), a well established orthopedic practice located in Houma, Louisiana.

Founded in 1976 by board certified orthopedic surgeon Christopher E. Cenac, M.D., B&J specializes in the prevention, diagnosis and treatment of disorders of the musculoskeletal system. Serving the entire southeastern region of the State of Louisiana, B&J administers over 11,000 patient visits per year. Based on its historical financial performance, the practice is expected to contribute approximately $2.2 million in annual revenue and $1.3 million in EBITDA to PainCare in 2004.

The terms of the transaction provide for PainCare to pay Dr. Cenac $2,500,000 in cash and stock consideration. In addition, Dr. Cenac will be entitled to receive up to an additional $2,500,000 over the next three years, provided certain predetermined profit benchmarks are achieved by the practice. The acquisition, an asset purchase, has been accounted for using the purchase method of accounting. PainCare funded the cash portion of the purchase price of B&J from the proceeds of the recently announced $10 million private placement.

Dr. Cenac stated, “After operating for nearly 30 years as a sole practitioner, it’s now time for B&J to expand its business, its care offerings and its professional resources to take maximum advantage of the exciting revolution underway in pain management and orthopedic surgery. I’m delighted to be joining PainCare, because I believe that it is a company that shares B&J’s long standing values and principles and has the capacity to significantly enhance B&J’s ability to serve our patients.”

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost-effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation. The Company has established and is aggressively expanding a network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. PainCare has built a professional healthcare organization comprised of many internationally renowned pain management physicians, neuro- and orthopedic surgeons, and physiatrists with centers found in Florida, Colorado, North Dakota, Louisiana, Missouri and Canada.

In addition, PainCare markets a proprietary, turnkey orthopedic rehabilitation program, called MedX-Direct, to the nation’s leading orthopedic surgery, neuro-surgery, physiatry and pain management practices, which provides the most advanced testing, strengthening and rehabilitation utilizing state-of-the-art MedX equipment installed on-site at each physician practice. To date, PainCare has deployed or is in the process of deploying 28 Med-X Direct programs throughout North America.

For more information on PainCare, please visit the Company web site at www.paincareholdings.com.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net